Exhibit 10.6

SEVERANCE AGREEMENT

This Agreement, is made as of October 1, 2012 (the “Effective Date”), by and between STR HOLDINGS, INC. a Delaware corporation (the “Company”), and Alan Forman (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

WHEREAS, the Board recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that such possibility and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without the potential distractions arising from the possibility of a Change in Control; and

WHEREAS, the Board has determined that additional severance benefits in the absence of a Change in Control should be provided to senior management in order to attract and retain the executive talent required to best serve the Company and its stockholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.                                            Defined Terms.  The definitions of capitalized terms used in this Agreement are provided in the last Section of this Agreement.

2.                                            Term.  This Agreement shall terminate on the fifth (5th) anniversary of the Effective Date. The term of this Agreement shall be automatically extended thereafter for successive one (1) year periods unless, at least ninety (90) days prior to the end of the fourth anniversary of the Effective Date or the then current succeeding one-year extended term of this Agreement, the Company or Executive has notified the other that the term hereunder shall expire at the end of the then-current term. Notwithstanding any such notice, the term of this Agreement shall not expire before the date that is eighteen (18) months after a Change in Control that occurs within the term of this Agreement. The initial term of this Agreement, as it may be extended under this Section 2, is herein referred to as the “Term.”

3.                                            Company’s Covenants Summarized.  In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s continued employment, the Company agrees, under the terms and conditions hereof, to pay the Executive the Severance Payments and the other payments and benefits described in this Agreement.  This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the

Company, the Executive shall not have any right to be retained in the employ of the Company.

4.                                            Compensation Other Than Severance Payments.

If the Executive’s employment shall be terminated for any reason during the Term of this Agreement, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if there has been a Base Salary Reduction, the rate in effect immediately prior to such Base Salary Reduction, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination (or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason).

5.                                            Severance Payments.

(a)              General.  If the Executive’s employment is terminated during the Term of this Agreement (i) by the Company without Cause, or (ii) by the Executive for Good Reason (collectively, a “Qualifying Termination”), then the Company shall pay the Executive the amounts, and provide the Executive the benefits described in this Section 5 (“Severance Payments”) in addition to any payments and benefits to which the Executive is entitled under Section 4 of this Agreement.

(b)              Payments — Not During the Change in Control Severance Period. If a Qualifying Termination occurs other than during a Change in Control Severance Period, then, in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination (and in lieu of payments due pursuant Section 5(c) below), the Company shall pay to the Executive (i) an amount, in cash, equal to the sum of the product obtained by multiplying the Executive’s base salary as in effect immediately prior to the Date of Termination or, if there has been a Base Salary Reduction, the annual base salary in effect immediately prior to such Base Salary Reduction, by the Applicable Multiplier set forth in column B of Schedule A to this Agreement (the “Periodic Payments”), and (ii) a pro-rata portion of the Executive’s Actual Bonus for the performance year during which such Date of Termination occurs (the “Pro Rata Bonus”). This Pro-Rata Bonus shall be determined by multiplying such Actual Bonus by a fraction, the numerator of which is the number of days during such performance year that the Executive is employed by the Company and the denominator of which is 365.  Subject to Section 5(h) below and the Executive’s satisfaction of the conditions set forth in Section 11(a) below, the Periodic Payments shall be paid periodically to the Executive in accordance with the Company’s customary payroll practices and the Pro Rata Bonus shall be paid to the Executive in a lump sum within thirty (30) days following the completion of the Company’s year-end audit for the year during which the Date of Termination occurs, but in no event later than April 1st of the fiscal year following the year during which the Date of Termination occurs.

(c)               Payments — During the Change in Control Severance Period. If a Qualifying Termination occurs during a Change in Control Severance Period, then, in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination (and in lieu of payments due pursuant to Section 5(b) above), the Company shall pay to the Executive a lump sum severance payment, in cash, equal to the sum of (i) the product obtained by multiplying the Executive’s annual base salary as in effect immediately prior to the Date of Termination or, if there has been a Base Salary Reduction, the annual base salary in effect immediately prior to such Base Salary Reduction, by the Applicable Multiplier set forth in column C of Schedule A to this Agreement (the “Lump Sum Amount”), and (ii) the Executive’s Target Bonus for the performance year during which such Date of Termination occurs (the “Target Bonus Amount”). Subject to Section 5(h) and the Executive’s satisfaction of the conditions set forth in Section 11(a) below, the Lump Sum Amount and the Target Bonus Amount shall be paid to the Executive in a lump sum on the date which is sixty (60) days following the Date of Termination.

(d)              Medical Benefits. For the Applicable Severance Period, the Company shall on a monthly basis reimburse the Executive for the cost of medical, dental, and accidental death and dismemberment benefits provided under COBRA which benefits shall be substantially similar to such benefits as provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence. The parties intend that during the Applicable Severance Period continued medical and dental coverage shall not constitute a “deferral of compensation” under Treas. Reg. Sect. 1.409A-1(b), and that continued accidental death and dismemberment benefits hereunder shall qualify as a “limited payment” of an “in kind” benefit under Treas. Reg. Sect. 1.409A-1(b)(9)(v)(C) and (D).  Any portion of the continued medical, dental and accidental death and dismemberment coverage under this subsection (d) that is subject to Section 409A is intended to qualify as a “reimbursement or in-kind benefit plan” under Treas. Reg. Sect. 1.409A-3(i)(1)(iv). Benefits otherwise receivable by the Executive pursuant to this subsection (d) shall be reduced to the extent benefits of the same type are received by or made available by a subsequent employer to the Executive during the Applicable Severance Period (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason. Any such reimbursement under this subsection (d) that is subject to Section 409A of the Code shall be made promptly in accordance with Company policy, but in any event on or before the last day of the Executive’s taxable year following the taxable year in which the expense or cost was incurred, but notwithstanding the foregoing, any such reimbursements which would otherwise be made prior to the first day of the seventh month following the Date of Termination shall be made on such date if the Executive is a Specified Employee. In no event shall the amount that the Company pays for any such benefit in any one year affect the amount that it will pay in any other year and in no event shall the benefits described in this subsection (d) be subject to liquidation or exchange for another benefit.

(e)               Life Insurance. The Company shall (i) prepay all premiums due during the Applicable Severance Period under any insurance policy maintained by the Company insuring the life of the Executive that is in effect and (ii) transfer to the Executive any and all rights and incidents of ownership in such arrangements.

(f)                Outplacement Services. The Company shall provide the Executive with a level of outplacement services commensurate with the Executive’s position during the Applicable Severance Period as determined by the Company in its reasonable discretion.  However such services, if otherwise ongoing, shall terminate upon the Executive’s first day of employment with a new employer.  In no event may the reimbursement of any outplacement services expense incurred by the Executive extend beyond the third taxable year of the Executive following the taxable year of the Executive in which the Date of Termination occurred.

(g)               Legal Fees. The Company also shall reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, provided the Executive is the prevailing party with respect to such dispute.  Such payments shall be made within ten (10) business days after delivery of the Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

(h)              Timing of Payments.  Severance Payments under Section 5(b) of this Agreement shall be paid as therein set forth; provided, however, that to the extent that the total amount of Periodic Payments to be made under Section 5(b), exceeds the amount of Qualifying Severance Payments, then, for a non-Specified Employee, such excess shall be paid in a lump sum on the date which is sixty (60) days following the Date of Termination or, in the case a Specified Employee, on the first day of the seventh month following the Date of Termination.  In addition, if such total amount of Periodic Payments to be made under Section 5(b) exceeds the amount of Qualifying Severance Payments, each Periodic Payment shall be reduced by an amount determined by dividing such excess by the total number of Periodic Payments and the aggregate of such reductions shall be made as a lump sum on the date which is sixty (60) days following the Date of Termination if the Executive is not a Specified Employee or be made on the first day of the seventh month following the Date of Termination if the Executive is a Specified Employee.  Severance Payments under Section 5(c) of this Agreement shall be paid as therein set forth; provided, however, that to the extent that the total Lump Sum Amount to be paid under Section 5(c) to a Specified Employee exceeds the amount of Qualifying Severance Payments, then such excess shall be paid in a lump sum on the first day of the seventh month following the Date of Termination.  The transfer to the Executive under Section 5(e)(ii) above, and if applicable, any amount by which the payment of base salary under

Section 4 of this Agreement exceeds the Executive’s base salary immediately prior to the Date of Termination due to a prior Base Salary Reduction, shall be paid on the date which is sixty (60) days following the Date of Termination if the Executive is not a Specified Employee or be paid on the first day of the seventh month following the Date of Termination if the Executive is a Specified Employee.  Notwithstanding the provisions in Section 5(b) above, in the case of a Specified Employee, the Pro Rata Bonus shall be paid on the first day of the seventh month following the Date of Termination if that is later than the date it would otherwise be paid pursuant to Section 5(b). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations.

(i)                  Coordination with Employment Agreement; Company Policy.  Severance Payments made under this Section 5 shall be in lieu of (i) any severance benefit payable to the Executive under the Executive’s Employment Agreement, if any, and (ii) any severance benefit payable under any severance plan or policy of the Company or any of its Subsidiaries.

6.              Termination Procedures and Compensation During Dispute.

(a)         Notice of Change in Control; Notice of Termination.  Within five (5) days after a Change in Control has occurred, the Company shall deliver to the Executive a written statement memorializing the date that the Change in Control occurred.  During the Term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b)         Date of Termination.  “Date of Termination,” with respect to any purported termination of the Executive’s employment during the Term of this Agreement, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause, subject to subsection (i) above) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given). For purposes of determining the date on which to make any payments described under Section 5(d), 5(f) and 5(h), and for purposes of interpreting Section 18(w), a Date of Termination shall only occur upon the Executive’s “separation from service” within the meaning of Section 409A of the Code and as determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1).

7.              No Mitigation.  The Company agrees that under this Agreement, if the Executive’s employment with the Company terminates, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 5 of this Agreement.  Further, the amount of any payment or benefit provided for in this Agreement (other than as specifically provided in Section 5(d) of this Agreement) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

8.              Successors; Binding Agreement; Anti-Assignment.

(a)              In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in accordance with its terms.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)              This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

(c)               In no event shall any of the benefits payable to the Executive hereunder be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s estate.

9.              Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the address (or to the facsimile number) shown on the records of the Company.

If to the Company:  STR Holdings, Inc., 1699 King Street, Suite 400, Enfield, Connecticut 06082, Attn:  General Counsel (facsimile no. (860) 758-7301), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.       Obligations after the Date of Termination.

(a)              Confidentiality.  The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Company, at any time following the Date of Termination, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.  Unless required otherwise by law or government regulation, the parties will maintain the terms and conditions of this Agreement in confidence.

(b)              Non-Disparagement.  Each of the Executive and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or otherwise and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage or materially criticize the other party, or in the case of the Company, its respective affiliates, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section 10(b).

(c)               Return of Company Property and Records.  The Executive agrees that upon termination of the Executive’s employment, for any cause whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to the Executive during the Executive’s employment with the Company.

(d)              Cooperation.  The Executive agrees that, following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation. The Company shall compensate the Executive for any lost wages (or, if the Executive is not then employed, provide reasonable compensation as determined by the Compensation Committee) and expenses associated with such cooperation and assistance.

(e)               Assignment of Inventions.  The Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by the Executive, or under which the Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or which arise out of the Executive’s employment with the Company, or relate to any matters directly pertaining to the business of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of the Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. As to all such Inventions, the Executive will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(f)                Equitable Relief and Other Remedies.  The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(g)               Reformation.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(h)              Survival of Provisions.  The obligations contained in this Section 10 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

11.       Conditions.  (a) Any payments or benefits made or provided under this Agreement are subject to the Executive’s:

(a)              other than as specifically provided in Section 12 of this Agreement, compliance with the provisions of Section 10 hereof;

(b)              delivery to the Company of an executed Agreement and General Release (the “General Release”), which shall be substantially in the form attached hereto as Exhibit A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within twenty one (21) days of presentation thereof by the Company to the Executive (which presentation shall be made by the Company no later than two (2) business days following the Date of Termination); and

(c)               delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans with the General Release.

(d)              If the Executive fails to deliver the General Release to the Company, with the documentation described in subsection (c) of this Section 11, within the time specified in subsection (b) of this Section 11, or if he provides such General Release but thereafter revokes it within the seven (7) day period specified in the General Release, all benefits provided for hereunder shall be forfeited and shall not be reinstated for any reason.

12.       Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an authorized officer of the Company (other than the Executive).  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, except for any Employee Non-Disclosure, Non-Compete and Assignment of Invention Agreement or similar agreement not to compete or similar undertaking otherwise in effect as of the Date of Termination, the terms of which shall control in the event of any conflict with the terms of this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Connecticut.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after its expiration shall survive any such expiration.

13.       Validity; Counterparts.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.       Expenses.  Except as otherwise provided in Section 5(g) of this Agreement, the Executive and the Company shall bear their own respective expenses with respect to this Agreement and all matters arising hereunder or pertaining hereto.

15.       Settlement of Disputes.  All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.

16.       Arbitration.  Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Hartford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

17.       Section 409A Compliance.  The Agreement is intended to comply with (or in some instances be exempt from) the requirements of Section 409A of the Code (and Regulations issued thereunder), and shall be interpreted and administered in a manner which is consistent with this intention.  Notwithstanding the foregoing, the Company does not guarantee any particular tax result and the Executive is responsible for payment on any taxes owed by him under this Agreement, including without limit, any taxes under Section 409A.

18.       Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)         “Actual Bonus” shall mean the percentage of the Executive’s annual base salary that is established with respect to the applicable year pursuant to the Company’s management incentive plan (or any successor incentive plan adopted by the Board) that the Executive would have earned assuming he continued his employment through the end of such applicable year and fully satisfied personal performance goals, if any.

(b)         “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(c)          “Applicable Multiplier” shall mean that multiplication factor set forth in column B of Schedule A in the event that the Date of Termination occurs other than during a Change in Control Severance Period, or column C of Schedule A in the event the Date of Termination occurs during the Change in Control Severance Period.

(d)         “Applicable Severance Period” shall mean the period of 12 months multiplied by the relevant Applicable Multiplier immediately following the Date of Termination.

(e)          “Base Salary Reduction” shall have the meaning set forth in Section 18(s)(i) of this Agreement.

(f)           “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 and 13d-5 under the Exchange Act.

(g)          “Board” shall mean the Board of Directors of the Company.

(h)         “Cause” shall have the meaning set forth in the Executive’s Employment Agreement, if applicable, and otherwise shall mean (i) the Executive’s failure or refusal to follow the reasonable instructions of the Executive’s supervisor (or for the CEO, the Company’s Board of Directors) (other than due to Executive’s Disability), which failure or refusal is not cured within 30 days following written notice; (ii) the Executive’s conviction of a felony or of a misdemeanor if such misdemeanor involves moral turpitude or misrepresentation, including a plea of guilty or nolo contendere; (iii) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or any of its Subsidiaries’ premises; (iv) the Executive’s commission of any act of fraud, embezzlement, misappropriation of funds, intentional misrepresentation, breach of fiduciary duty or other act of dishonesty materially detrimental to the Company or any of its Subsidiaries; or (v) the Executive’s intentional wrongful act or gross negligence that has a materially detrimental effect on the Company or its Subsidiaries.  For purposes of this Agreement, any termination of Executive’s employment due to Executive’s death or Disability shall be deemed a termination by the Company for Cause.

(i)             “Change in Control” shall mean the first to occur of any one of the following events:

(i)                               any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of either (1) the total fair market value of the then outstanding shares of common stock of the Company or (2) the then outstanding securities of the Company generally entitled to vote in the election of directors of the Company, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (1) of paragraph (iii) below; or

(ii)                            during any twelve (12) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, that any person becoming a director of the Company subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company and whose appointment or election was not approved by at least a majority of the directors of the Company in office immediately before any such contest, or

(iii)                         there is consummated a merger or consolidation of the Company with any other business entity, other than (1) a merger or consolidation which would result in the securities of the Company generally entitled to vote in the election of directors of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding such securities under an employee benefit plan of the Company or any Subsidiary of the Company, at least 50.1% of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and generally entitled to vote in the election of directors of the Company or such surviving entity or any parent thereof, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50.1% or more of the then outstanding securities of the Company generally entitled to vote in the election of directors of the Company; or

(iv)                        the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of the Company immediately prior to the sale continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) 50.1% or more of the outstanding securities of such entity generally entitled to vote in the election of directors immediately after such sale; or

(v)                           any other event which the Board of Directors declares to be a Change in Control.

(j)            “Change in Control Severance Period” shall mean the period commencing ninety (90) days prior to the execution of any definitive purchase and sale, merger or other acquisition agreement resulting in a Change in Control through the first anniversary following the closing of such Change in Control, or, in the case of any other type of Change in Control, the period of one (1) year beginning on the date of the occurrence of such Change in Control through the first anniversary thereof.

(k)         “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and Regulations issued thereunder.

(l)             “Company” shall mean [STR Holdings, Inc.], and, except in determining under Section 18(i) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets.

(m)     “Date of Termination” shall have the meaning set forth in Section 6(b) of this Agreement.

(n)         “Disability” shall have the meaning set forth in the Employment Agreement between the Executive and the Company, if any, and otherwise shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(o)         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(p)         “Executive” shall mean the individual named in the first paragraph of this Agreement.

(q)         “Executive’s Position” shall mean the position held by the Executive as set forth in column A of Schedule A.

(r)            “General Release” shall have the meaning set forth in Section 11(b) of this Agreement.

(s)           “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) during the Term of this Agreement, of any one of the following acts by the Company, or failures by the Company to act.  As set forth below, subsection (i) contains the elements of Good Reason, and subsection (ii) sets forth certain terms and conditions applicable to termination by the Executive for Good Reason;

(i)            (A)                               (1)  A material diminution in the nature or status of the Executive’s responsibilities from those in effect immediately prior to such diminution resulting from, among other things, (1) the assignment to the Executive of any duties inconsistent with the Executive’s duties and the Executive’s Position, immediately prior to such assignment, or (2) during a Change in Control Severance Period, the failure of the Company to ensure that the Executive maintains substantially the same duties and position during such Change in Control Severance Period, with the Company and each other entity that may then be a direct or indirect parent of the Company owning directly or indirectly a majority of the outstanding capital stock of the Company, as the Executive was assigned or held immediately prior to such Change in Control Severance Period;

(B)                               A material reduction by the Company, during the period of one (1) year immediately prior to the Date of Termination, in either or both of (1) the Executive’s annual base salary (a “Base Salary Reduction”); or (2) the target bonus percentage set forth in the Company’s management incentive plan, in each case as in effect on the date of this Agreement or as the same may be increased from time to time;

(C)                               The relocation of the Executive’s principal place of employment to a location more than (fifty) 50 miles from the Executive’s principal place of employment immediately prior to such relocation or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior thereto;

(D)                               The failure by the Company to pay to the Executive any portion of the Executive’s current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within thirty (30) days of the date such compensation is due;

(E)                                The failure by the Company to continue in effect any material compensation plan in which the Executive participates immediately prior to such failure which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to such failure;

(F)                                 The failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s benefit plans, including without limitation, life insurance, health and accident, or disability plans in which the Executive was participating immediately prior to such failure, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to such action, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of such failure; or

(G)                               Any material breach by the Company of the Executive’s Employment Agreement.

(ii)           (A)                               For purposes of this Agreement, any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6(a) of this Agreement shall not be effective.

(B)                               The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.

(C)                               For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

(D)                               Notwithstanding any provision of this Section 18(r) to the contrary, none of the foregoing provisions of this Section 18(r) shall constitute Good Reason unless (A) no later than ninety (90) days following the occurrence of any of the events set forth in Section 18(r)(i) above, the Executive provides written notice to the Company of such event containing a description thereof and stating the subsection of Section 18(r)(i) above under which such event constitutes Good Reason (the “Good Reason Notice”) and the Company shall not have cured such event within thirty (30) days following its receipt of such notice, and (B) no later than one hundred eighty (180) days, but no earlier than thirty (30) days, following the Company’s receipt of such Good Reason Notice, the Executive gives the Company a Notice of Termination satisfying the requirements of Section 6(a) of this Agreement with respect to the event constituting Good Reason described in such Good Reason Notice.

(t)            “Incumbent Board” shall have the meaning set forth in Section 18(h)(ii) of this Agreement.

(u)         “Lump Sum Amount” shall have the meaning set forth in Section 5(c) of this Agreement.

(v)         “Notice of Termination” shall have the meaning set forth in Section 6(a) of this Agreement.

(w)       “Periodic Payments” shall have the meaning set forth in Section 5(b) of this Agreement.

(x)         “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its direct or indirect Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions and with substantially the same voting rights as their ownership and voting rights with respect to the Company.

(y)         “Pro Rata Bonus” shall have the meaning set forth in Section 5(b) of this Agreement.

(z)          “Qualifying Severance Payments” shall mean Severance Payments that, in the aggregate, do not exceed two times the lesser of (i) the Executives annual rate of base salary for the taxable year immediately preceding the year during which the Date of Termination occurs, determined in accordance with Section 1.409A-1(a)(9)(iii)(A)(1) of the Regulations under Code Section 409A, or (ii) the limit under the Code Section 401(a)(17) on compensation under a qualified retirement plan for the year in which the Date of Termination occurs.

(aa)  “Qualifying Termination” shall have the meaning set forth in Section 5(a) of this Agreement.

(bb)  “Severance Payments” shall have the meaning set forth in Section 5(a) of this Agreement.

(cc)    “Specified Employee” shall have the meaning as defined in Section 409A of the Code and Section 1.409A-1(i) of the Regulations issued under the Code.

(dd)  “Subsidiary” shall mean any corporation of which the Company owns, directly or indirectly, a majority of securities entitled to vote in the election of directors.

(ee)    “Target Bonus” shall mean the percentage of the Executive’s annual base salary that is established with respect to the applicable year pursuant to the Company’s management incentive plan (or any successor incentive plan adopted by the Board) calculated as if the performance of the Executive meets the Executive’s Target performance amount with respect to all performance objectives (irrespective of actual performance).

(ff)      “Target Bonus Amount” shall have the meaning set forth in Section 5(c) of this Agreement.

(gg)    “Term” shall mean the period of time described in Section 2 of this Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date and year first above written.

STR HOLDINGS, INC.

By:
Name: Robert S. Yorgensen
Title: President & Chief Executive Officer

THE EXECUTIVE

Name: Alan Forman

Address: 201 Barnard Road
New Rochelle NY 10801

Exhibit A

FORM OF AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Release”) is entered into by and between STR HOLDINGS, INC. (“Company”) and                          (“Executive”) to resolve any and all disputes concerning his employment with Company and his separation from employment on                         . Accordingly, in exchange for the consideration and mutual promises set forth herein, the parties do hereby agree as follows:

1.                     Effective close of business on                         , Executive’s employment with Company will terminate, and all salary continuation and benefits will cease other than those to which Executive is entitled in consideration for this Release as set forth in Executive’s Change in Control Agreement with Company (“Agreement”), which is incorporated by reference, and as a matter of law (e.g., COBRA benefits).

2.                     In consideration for Executive’s executing this Release of any and all legal claims he might have against the STR Parties (as defined below), subject to the exceptions set forth herein, and the undertakings described herein, and to facilitate his transition to other employment, Company agrees to provide Executive with the compensation and severance payments consideration detailed in Sections 4 and 5 of the Agreement.

3.                     Neither Company nor Executive admits any wrongdoing of any kind, and both agree that neither they nor anyone acting on their behalf will disclose this Release, or its terms and conditions. Notwithstanding the foregoing, Executive is not barred from disclosing this Release to his legal, financial and personal advisors or to those persons essential for Executive to (a) implement or enforce his rights under this Release and the Agreement in which the Release is incorporated; (b) defend himself in a lawsuit, investigation or administrative proceeding; (c) file tax returns; or (d) advise a prospective employer, business partner or insurer of the contractual restrictions on his post-Company employment.

4.                     In exchange for the undertakings by Company described in the above paragraphs:

a.                             Executive, for himself, his heirs, executors, administrators and assigns, does hereby release, acquit and forever discharge Company, its subsidiaries, affiliates and related entities, as well as all of their respective officers, stockholders, stockholder representatives, directors, members, partners, trustees, employees, attorneys, representatives and agents (collectively, the “STR Parties”), from any and all claims, demands, actions, causes of action, liabilities, obligations, covenants, contracts, promises, agreements, controversies, costs, expenses, debts, dues, or attorneys’ fees of every name and nature, whether known or unknown, without limitation, at law, in equity or administrative, against the STR Parties that he may have had, now has or may have against the STR Parties by reason of any matter or thing arising from the beginning of the world to the day and date of this Release, including any claim relating to the termination of his employment with any STR Party. Those claims, demands, liabilities and obligations from which Executive releases the STR Parties include, but are not limited to, any claim, demand or action, known or unknown, arising out of any transaction, act or omission related to Executive’s employment by any STR Party and Executive’s separation from such employment, sounding in tort or contract and/or any cause of action arising under federal, state or local statute or ordinance or common law, including, but not limited to, the federal Age Discrimination In Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Connecticut Civil Rights Law, as well as any similar state or local statute(s), in each case as any such law may be amended from time to time and any claims to have been or to be considered as a “whistleblower” or other protected person under Federal or state law, including Section 806 of the Corporate and Criminal Fraud Accountability Act. The foregoing shall, in accordance with applicable law, not prohibit or prevent Executive from filing a charge with the United States Equal Employment Opportunity Commission (“EEOC”) and/or any state or local agency equivalent, and/or prohibit or prevent Executive from participating in any investigation of any charge filed by others, albeit that he understands and agrees that he shall not be entitled to seek monetary compensation for himself from the filing and/or participation in any such charge.  This Release does not apply to:  (i) any exculpatory provision or right to indemnification or contribution under the Company’s Certificate of Incorporation or Bylaws or under any federal or state law, or under any Indemnification Agreement with the Company or related to any directors’ and officers’ insurance policy maintained by the Company for the benefit of its officers and directors; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this Release; (iii) the right to receive compensation and severance payments consideration detailed in Sections 4 and 5 of the Agreement, the right to reimbursement of expenses under Section 5(g)of the Agreement, and any other rights of Executive under the Agreement which expressly survive termination; (iv) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; or (v) any rights of Executive as a stockholder of the Company or attendant to Executive’s ownership of any stock options or other equity securities in the Company or its successors or assigns and any options or warrants related thereto or under any stock option plan or other equity incentive plan of the Company and any award agreements related thereto.

b.                             Executive expressly acknowledges that his attorney has advised him regarding, and he is familiar with the fact that certain state statutes provide that general releases do not extend to claims that the releaser does not know or suspect to exist in his favor at the time he executes such a release, which if known to him may have materially affected his execution of the release. Being aware of such statutes, Executive hereby expressly waives and relinquishes any rights or benefits he may have under such statutes, as well as any other state or federal statutes or common law principles of similar effect, and hereby acknowledges that no claim or cause of action against any STR Party shall be deemed to be outside the scope of this Release whether mentioned herein or not.

c.                              Executive hereby acknowledges that he is executing this Release pursuant to the Agreement, and that the compensation and severance consideration to be provided to Executive pursuant to Sections 4 and 5 of the Agreement is in addition to what he would have been entitled to receive in the absence of this Release. Executive hereby acknowledges that he is executing this Release voluntarily and with full knowledge of all relevant information and any and all rights he may have. Executive hereby acknowledges that he has been advised to consult with an independent attorney of his own choosing in connection with this Release to explain to him the legal effect of the terms and conditions of this Release and that Executive has consulted such an attorney for such purpose. Executive acknowledges that he has read this Release in its entirety. Executive further states that he fully understands the terms of this Release and that the only promises made to him in return for signing this Release are stated herein and in the Agreement in which this Release is incorporated.  Executive hereby acknowledges that he is voluntarily and knowingly agreeing to the terms and conditions of this Release without any threats, coercion or duress, whether economic or otherwise, and that Executive agrees to be bound by the terms of this Release. Executive acknowledges that he has been given at least twenty-one (21) days to consider this Release, and that if Executive is age forty (40) or over, Executive understands that he has seven (7) days following his execution of this Release in which to revoke his agreement to comply with this Release by providing written notice of revocation to the Vice President of Human Resources of the Company.

d.                             Executive further hereby covenants and agrees that this General Release shall be binding in all respects upon himself, his heirs, executors, administrators, assigns and transferees and all persons claiming under them, and shall inure to the benefit of all of the officers, directors, agents, employees, stockholders, members and partners and successors in interest of Company, as well as all parents, subsidiaries, affiliates, related entities and representatives of any of the foregoing persons and entities.

e.                              Executive agrees that he will not disparage or materially criticize any STR Parties or make or publish any communication that reflects adversely upon any of them, including communications concerning the Company itself and its current or former directors, officers, employees or agents.

5.                     If any provision of this Release is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Release and shall not affect the validity or enforceability of the remaining provisions.  This Release shall be interpreted, enforced and governed by the laws of the State of Connecticut, without regard to the choice of law principles thereof.

IN WITNESS WHEREOF, I have signed this General Release this      day of                                                      , 201    .

By:

Name:

Subscribed and sworn to before me this      day of                     , 201    .

Notary Public
My Commission Expires

SCHEDULE A

Applicable Multipliers During Severance Periods

(A) Name/Position	(B) Applicable Multiplier (Not During Change in Control Severance Period)	(C) Applicable Multiplier (During Change in Control Severance Period)
Alan Forman/Senior Vice President & General Counsel	1.0	1.25